Exhibit 99.2

PricewaterhouseCoopers, LLP
One North Wacker
Chicago, IL 60606
Telephone (312) 298-2000

Report of Independent Accountants on Compliance with
Specified Retail Receivable Servicing Standards

To the Board of Directors of VW Credit, Inc. and
The Bank of New York, Indenture Trustee:

Re: The Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Auto Loan Enhanced Trust 2003-1, as Issuer, Volkswagen Public Auto Loan Securitization, LLC, as Seller, and VW Credit, Inc., as Servicer, dated June 27, 2003

We have examined management’s assertion about VW Credit Inc.’s (the “Company”) compliance with the applicable servicing standards related to retail receivables identified in Exhibit I (collectively, the “specified servicing standards”) which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2003 included in the accompanying management assertion (see Exhibit II). Management is responsible for the Company’s compliance with those specified servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the specified servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned specified servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

/s/PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP
February 20, 2004

3800 Hamlin Road
Auburn Hills, MI 48326

Exhibit II
Management’s Assertion Concerning Compliance
with Specified Retail Receivable Servicing Standards

February 20, 2004

Re: The Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Auto Loan Enhanced Trust 2003-1, as Issuer, Volkswagen Public Auto Loan Securitization, LLC, as Seller, and VW Credit, Inc., as Servicer, dated June 27, 2003

Ladies and Gentlemen:

As of and for the year ended December 31, 2003, VW Credit, Inc. (the “Company”) have complied in all material respects with the applicable specified servicing standards related to retail receivables identified in Exhibit I (collectively, the “specified servicing standards”) which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers.

/s/ Kevin Kelly

Kevin Kelly,
President, VW Credit, Inc.

/s/ Frank Witter

Frank Witter,
Chief Financial Officer, VW Credit, Inc.

/s/ Dennis Tack

Dennis Tack
Controller, VW Credit, Inc.

Exhibit I
Specified Retail Receivable Servicing Standards

Advances

•	Funds of the servicing entity shall be advanced in accordance with The Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Auto Loan Enhanced Trust 2003-1, as Issuer, Volkswagen Public Auto Loan Securitization, LLC, as Seller, and VW Credit, Inc., as Servicer, dated June 27, 2003

Loan Finance Receivable Payments

•	Retail finance receivable payments shall be deposited into the servicer’s bank account within two business days of receipt.

•	Retail finance receivable payments made in accordance with the borrower’s loan documents shall be posted to the applicable borrower’s records within two business days of receipt.

•	Retail finance receivables payments shall be allocated to principal, interest or insurance in accordance with the borrower’s documents.

•	Retail finance receivables payments identified as payoffs shall be allocated in accordance with the borrower’s documents.

Disbursements

•	Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

•	Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

Investor Accounting and Reporting

•	The servicing entity’s investor reports shall agree with, or reconcile to, the servicer’s records on a monthly basis as to the total unpaid principal balance serviced by the servicing entity.

Delinquencies

•	Servicer should maintain records which document collection efforts during the period a retail loan is in default and shall be updated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plan in cases where the delinquency is deemed temporary (e.g. illness or unemployment).